Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01
391,900 Principal Protected Contingent Coupon Notes
Based Upon the iShares® S&P Latin America 40 Index Fund
Due November 28, 2011
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

November 20, 2008

2	Principal Protected Notes

Overview of the Notes
Types of Investors
Commissions and Fees
Final Terms
Benefits of the Notes
Key Risk Factors
Description of the iShares(R) S&P Latin America 40 Index Fund
Hypothetical Contingent Coupon Amounts
Hypothetical Total Return on the Notes
Certain U.S. Federal Income Tax Considerations
ERISA and IRA Purchase Considerations
Additional Considerations

Principal Protected
Contingent Coupon Notes
Based Upon the iShares® S&P Latin America
40 Index Fund
Due November 28, 2011

This offering summary contains a summary of the terms and conditions of the Principal Protected Contingent Coupon Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Final Terms” below.

Overview of the Notes
The Principal Protected Contingent Coupon Notes Based Upon the iShares® S&P Latin America 40 Index Fund (the “Notes”) are investments linked to an exchange-traded fund that are offered by Citigroup Funding Inc. and have a maturity of approximately three years. The Notes are 100% principal protected if held to maturity and will pay a contingent coupon, if any, annually at a variable rate, which may be zero, and will depend on the Closing Price of the Fund Shares on every Trading Day in each Contingent Coupon Period.

For each Contingent Coupon Period, if the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date does not exceed the applicable Starting Price by more than 35% and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date to the related Contingent Coupon Determination Date (the “Fund Percentage Change”) is positive, the payment you receive on the related Contingent Coupon Payment Date for each $10 Note you hold will be based on the Fund Percentage Change and will be an amount not greater than $3.50. If the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date does not exceed the applicable Starting Price by more than 35% and the Fund Percentage Change is zero because the percentage change from the applicable Starting Price to the related Ending Price is zero or negative, you will not receive any payment on the related Contingent Coupon Payment Date. If, however, the Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date exceeds the applicable Starting Price by more than 35%, the return on the Notes on the related Contingent Coupon Payment Date will be limited to a fixed return equal to 2.50%, or $0.25 per Note, regardless of the Fund Percentage Change.

Some key characteristics of the Notes include:

£	Principal Protection. Your initial investment is 100% principal protected only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal

Principal Protected Notes	3

protected. If you hold your Note to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the last contingent coupon, if any.

£	Potential Annual Income. A Contingent Coupon Amount, if any, is payable annually on November 30, 2009; November 29, 2010; and on the Maturity Date (each a “Contingent Coupon Payment Date”). The Contingent Coupon Amount, if any, will vary depending on the performance of the Fund Shares during the applicable Contingent Coupon Period. A Contingent Coupon Amount will be applicable if either:

(a) The Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date does not exceed the applicable Starting Price by more than 35% and the applicable Ending price of the Fund Shares is greater than the related Starting Price. In this case the Contingent Coupon Amount payable shall be equal to the Fund Percentage Change; or

(b) The Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date exceeds the applicable Starting Price by more than 35%. In this case the Contingent Coupon Amount payable shall be equal to a fixed return of 2.50%.

The return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and will be zero if the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date does not exceed the applicable Starting Price by more than 35% and the percentage change from the applicable Starting Price to the related Ending Price is zero or negative. In addition, you will not receive any dividend payments or other distributions, if any, made on the Fund Shares or the stocks included in the S&P Latin America 40 Index, the index on which the iShares® S&P Latin America 40 Index Fund (the “Fund”) is based.

£	Limited Participation in Potential Change in Value of Fund Shares. The Notes allow investors to participate in only a portion of the growth potential of the Fund Shares, up to an annual increase of 35% from the applicable Starting Price. Additionally, if the Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date exceeds the applicable Starting Price by more than 35%, then instead of participating in the potential appreciation of the Fund Shares, the annual return on the Notes, for the applicable Contingent Coupon Period, will be limited to the fixed return of 2.50%.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

4	Principal Protected Notes

Types of Investors
The Notes are not a suitable investment for investors who require regular fixed-income payments since the Contingent Coupon Amount payable on the Notes will vary and could be zero. These Notes may be an appropriate investment for the following types of investors:

£	Investors looking for exposure to the Fund Shares on a principal-protected basis who expect that on any Trading Day from each Fixing Date up to and including each related Contingent Coupon Determination Date the Closing Price of the Fund Shares will not exceed the applicable Starting Price by more than 35%;

£	Investors who are willing to earn no return, if the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date does not exceed the applicable Starting Price by more than 35% and the percentage change from the applicable Starting Price to the related Ending price is zero or negative;

£	Investors who are willing to earn only a fixed return of 2.50% for the applicable Contingent Coupon Period, foregoing any potential additional appreciation in a direct investment in the Fund Shares, if the Closing Price on any Trading Day from each Fixing Date up to and including each related Contingent Coupon Determination Date does exceed the applicable Starting Price by more than 35%; and

£	Investors who seek to add an investment linked to an exchange-traded fund to their portfolio for diversification purposes since an investment in the Notes may outperform fixed-income securities in a moderate equity market environment.

Commissions and Fees
Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.275 for each $10.000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $0.250 from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.250 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

Principal Protected Notes	5

Final Terms

Issuer:	Citigroup Funding Inc.

Security:	Principal Protected Contingent Coupon Notes Linked to the iShares® S&P Latin America 40 Index Fund Due November 28, 2011.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of the Issuer’s Obligations:	Aa3/AA-(Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change during the term of the Notes.

Principal Protection:	100% if held on the Maturity Date.

Pricing Date:	November 20, 2008.

Issue Date:	November 25, 2008.

Trading Day:
A Trading Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded in one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Maturity Date:	November 28, 2011.

Issue Price:	$10 per Note.

Fund Shares:	Shares of the iShares® S&P Latin America 40 Index Fund (NYSE Arca Symbol: “ILF”).

Maturity Payment:	For each $10 Note, $10 plus the last Contingent Coupon Amount, if any.

Contingent Coupon Amount:	For each $10 Note:

(i)    an amount equal to the product of (a) $10 and (b) the Fund Percentage Change, if the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 135% of the applicable Starting Price; provided that if the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date to the related Contingent Coupon Determination Date is zero or negative, the Fund Percentage Change will be 0% and the Contingent Coupon Amount will equal zero; and provided further that the Contingent Coupon Amount will not be more than $3.50; or

(ii)    an amount equal to the product of (a) $10 and (b) a fixed return of 2.50%, or $0.25, if the Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is greater than 135% of the applicable Starting Price.

Fund Percentage Change:
The Fund Percentage Change for each Contingent Coupon Period will equal the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date to the related Contingent Coupon Determination Date, expressed as a percentage:

Ending Price − Starting Price

Starting Price

provided that if the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date to the related Contingent Coupon Determination Date is zero or negative, the Fund Percentage Change will be 0%.

Starting Price:
The Starting Price for each Contingent Coupon Period will equal the Closing Price of the Fund Shares on the applicable Fixing Date. The Starting Price for the first Contingent Coupon Period equals $19.65.

Ending Price:	The Ending Price for each Contingent Coupon Period will equal the Closing Price of the Fund Shares on the applicable Contingent Coupon Determination Date.

Fixing Date:	For the first Contingent Coupon Period, the Pricing Date.
For the second Contingent Coupon Period, November 20, 2009.
For the third Contingent Coupon Period, November 19, 2010.

6	Principal Protected Notes

Contingent Coupon Period:	For the first Contingent Coupon Period, from and including the Pricing Date to and including the first Contingent Coupon Determination Date.
For the second Contingent Coupon Period, from and including November 20, 2009 to and including the second Contingent Coupon Determination Date.
For the third Contingent Coupon Period, from and including November 19, 2010 to and including the third Contingent Coupon Determination Date.

Contingent Coupon Determination Date:	Five Trading Days before the related Contingent Coupon Payment Date.

Contingent Coupon Payment Date:	For the first Contingent Coupon Period, November 30, 2009. For the second Contingent Coupon Period, November 29, 2010.
For the third Contingent Coupon Period, the Maturity Date.

Listing:	The Notes will not be listed on any exchange.

Underwriting Discount:	2.75% (including the 2.50% Sales Commission defined below).

Sales Commission Earned:	$0.250 per Note for each Note sold by a Smith Barney Financial Advisor.

Sales Concession Granted:
$0.250 per Note for each Note sold by a dealer, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets.

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:	17313T763

Principal Protected Notes	7

Benefits of the Notes

£	Contingent Annual Income. The Notes may provide investors with a positive Contingent Coupon Amount based on the Ending Price of the Fund Shares for the relevant Contingent Coupon Period, enabling investors to participate in the potential increase, if any, in the price of the Fund Shares during that particular Contingent Coupon Period, up to a maximum return of 35%, or, where the Closing Price of the Fund Shares on any Trading Day during the relevant Contingent Coupon Period has exceeded the applicable Starting Price by more than 35%, a fixed return of 2.50%.

£	Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment in the Notes regardless of the price of the Fund Shares at any time, including the Ending Price during any Contingent Coupon Period.

£	Diversification Potential. The Notes are linked to the iShares® S&P Latin America 40 Index Fund and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors

£	Possibility of No Contingent Coupon Payments. The Contingent Coupon Amount payable, if any, on the Notes depends on the Closing Price of the Fund Shares during each Contingent Coupon Period. If the Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date does not exceed the applicable Starting Price by 35%, and if the applicable Ending Price is equal to or less than the related Starting Price, you will not receive any coupon payment for that Contingent Coupon Period, even if the Closing Price of the Fund Shares is greater than the applicable Starting Price at one or more times during that Contingent Coupon Period. If this occurs in all three Contingent Coupon Periods, you will not receive any contingent coupon payments on the Notes and your total return on the Notes will be zero.

£	Appreciation May Be Limited. The total return on the Notes, if any, may be less than the return on a direct investment in the Fund Shares. If the Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date exceeds the applicable Starting Price by more than 35%, you will receive a fixed return on the Notes for that Contingent Coupon Period equal to 2.50%, regardless of the Fund Percentage Change. In this case, if the Fund Shares appreciate by more than 2.50% during the relevant Contingent Coupon Period, you will not fully participate in such appreciation.

£	The Volatility of the Price of the Fund Shares May Result in a Zero Return or the Fixed Return. Historically, the price of the Fund Shares has been volatile. From January 2, 2004 to November 20, 2008, the Closing Price of the Fund Shares has been as low as $9.9560 and as high as $61.0360. The amount of your overall return on the Notes, if any, depends upon the Closing Price of the Fund Shares on every Trading Day during each of the three Contingent Coupon Periods. The volatility of the price of the Fund Shares may result in your receiving no return or the fixed return on the Notes for any or all of the Contingent Coupon Periods.

£	Potential for a Lower Comparable Yield. The Contingent Coupon Amount payable, if any, for each Contingent Coupon Period will depend on the Closing Price of the Fund Shares during the applicable Contingent Coupon Period and will be based on the Fund Percentage Change or the fixed return, as applicable. As a result, the yield on the Notes may be less than that

8	Principal Protected Notes

which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

£	Relationship to the Fund. You will have no rights against the Fund or the issuer of the Fund Shares, even though the market value of the Notes and the amount you receive on a Contingent Coupon Payment Date depends on the price of the Fund Shares. The Fund is not involved in the offering of the Notes and has no obligation relating to the Notes. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Fund Shares.

£	Value of the Fund Shares May Not Completely Track the Value of the S&P Latin America 40 Index. Although the trading characteristics and valuations of the Fund Shares will usually mirror the characteristics and valuations of the S&P Latin America 40 Index, the value of the Fund Shares may not completely track the value of the S&P Latin America 40 Index. The Fund Shares reflect transaction costs and fees that are not included in the calculation of the S&P Latin America 40 Index.

£	Return on the Notes May Be Lower Than the Return of a Note Based Upon a More Diverse Index. All or substantially all of the securities held by the Fund are issued by public companies that are listed on the Mexican and South American equity markets. Because the value of the Notes is linked to the performance of the Fund, an investment in these Notes will be concentrated in public companies listed on the Mexican and South American markets. The economies of Mexico and certain Central and South American countries have experienced high interest rates, economic volatility, inflation, currency devaluations and high unemployment rates. In addition, to the extent that the S&P Latin America 40 Index is concentrated in the securities of companies in a particular market, industry, group of industries, sector or asset class, the Fund may be adversely affected by the performance of those securities, may be subject to increased price volatility and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that market, industry, group of industries, sector or asset class. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the Mexican and South American equity markets than an investment in Notes based upon securities of a more broadly diversified geographic segment or group of issuers.

£	Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the S&P Latin America 40 Index. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the S&P Latin America 40 Index and purchased by the Fund. Although the price of the Fund Shares will seek to generally mirror the value of the S&P Latin America 40 Index, the price of the Fund Shares may not completely track the value of the S&P Latin America 40 Index. The price of the Fund Shares will reflect transaction costs and fees that are not included in the calculation of the S&P Latin America 40 Index. As a result, the return on the Notes may be less than the return you would realize if you actually owned the stocks included in the S&P Latin America 40 Index, even if the applicable Ending Price of the Fund Shares is greater than the related Starting Price of the Fund Shares for one or more Contingent Coupon Periods. In addition, if the dividend yield on those stocks increases, we expect that the value of the Notes may decrease because the price of the Fund Shares will decrease when the value of the dividend payments for those stocks purchased by the Fund are paid to holders of the Fund Shares.

£	Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it

Principal Protected Notes	9

may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

£	The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Fund, interest rates, the earnings performance of the issuers of the stocks included in the Fund, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

£	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in the Fund Shares, the stocks included in the Fund or other instruments, such as options, swaps or futures, based upon the Fund, the S&P Latin America 40 Index or the stocks included in the S&P Latin America 40 Index, by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’s role as the Calculation Agent for the Notes may result in a conflict of interest.

£	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

£	Currency Exchange Rate Risks. Because the Closing Price of the Fund Shares generally reflects the U.S. dollar value of the stocks represented in the S&P Latin America 40 Index, holders of the Notes will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the stocks represented in the S&P Latin America 40 Index trade. An investor’s net exposure will depend on the extent to which relevant currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against relevant currencies, the price of the Fund Shares will be adversely affected and the amount you receive on a Contingent Coupon Payment Date or the market value upon sale prior to a Contingent Coupon Payment Date may be reduced.

Description of the iShares® S&P Latin America 40 Index Fund

General

According to publicly available documents, the iShares® S&P Latin American Index Fund (the “Fund”) is one of numerous separate investment portfolios called “Funds” which make up the iShares® Trust (the “Trust”), a registered investment company. The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Annual Report to Shareholders on Form N-CSR for the year ended March 31, 2008 and its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended June 30, 2008 and other information) with the SEC. The Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of companies in the Mexican and South American equity markets as

10	Principal Protected Notes

represented by the Standard & Poor’s Latin America 40 Index. The Fund’s investment operations commenced on October 25, 2001.

Barclays Global Fund Advisors (“BGFA”), the investment adviser to the Fund, uses a “passive” or indexing approach to try to achieve the Fund’s investment objective. Unlike many investment companies, the Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued. The Fund generally invests at least 90% of its assets in stocks of the S&P Latin America 40 Index and depositary receipts representing stocks of the S&P Latin America 40 Index. The Fund may invest the remainder of its assets in securities not included in the S&P Latin America 40 Index but which BGFA believes will help the Fund track the S&P Latin America 40 Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BGFA.

BGFA uses a representative sampling indexing strategy to manage the Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the S&P Latin America 40 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the S&P Latin America 40 Index. The Fund may or may not hold all of the stocks in the S&P Latin America 40 Index.

An index is a theoretical financial calculation while the Fund is an actual investment portfolio. The performance of the Fund and the S&P Latin America 40 Index may vary somewhat due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Fund’s portfolio and the S&P Latin America 40 Index resulting from legal restrictions (such as diversification requirements) that apply to the Fund but not to the S&P Latin America 40 Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the Fund’s portfolio and that of the S&P Latin America 40 Index. BGFA expects that, over time, the Fund’s tracking error will not exceed 5%. Because the Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Latin America 40 Index. The Fund’s investment objective and the S&P Latin America 40 Index may not be changed without shareholder approval.

Principal Protected Notes	11

Historical Data on the Fund Shares

The following table sets forth the high and low Closing Prices of the Fund Shares and dividends paid per Fund Share for each quarter since January 2004, as reported on the American Stock Exchange from January 2, 2004 through February 15, 2007, on the New York Stock Exchange from February 16, 2007 through December 5, 2007 and on NYSE Arca from December 6, 2007 through November 20. These historical data on the Fund Shares are not indicative of the future performance of the Fund Shares or what the market value of the Notes may be. Any historical upward or downward trend in the market price of the Fund Shares during any period set forth below is not an indication that the Fund Shares are more or less likely to increase or decrease at any time during the term of the Notes. Please note that holders of Notes will not be entitled to any rights with respect to the Fund Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend

2004

Quarter

First	$12.8580	$11.7540	$0.1484

Second	$12.9760	$9.9560	$0.0000

Third	$13.4440	$11.5700	$0.0000

Fourth	$16.1140	$13.3000	$0.1877

2005

Quarter

First	$18.1300	$14.9220	$0.0000

Second	$18.7220	$15.5820	$0.0000

Third	$24.0840	$18.6360	$0.0000

Fourth	$26.1340	$21.2320	$0.3380

2006

Quarter

First	$29.3980	$25.5380	$0.0000

Second	$32.3900	$22.6500	$0.0000

Third	$28.9280	$25.7040	$0.0000

Fourth	$34.1520	$28.0400	$0.6521

2007

Quarter

First	$36.1720	$31.5700	$0.0000

Second	$44.2520	$36.1660	$0.0000

Third	$48.2480	$36.3200	$0.0000

Fourth	$53.4020	$45.5000	$0.6943

2008*

Quarter

First	$54.3580	$43.3800	$0.0000

Second	$61.0360	$52.4140	$0.5290

Third	$53.7800	$34.8600	$0.0000

Fourth (through November 20)	$38.3300	$19.6500	$0.0000

*	A five-for-one stock split of the Fund Shares became effective on July 24, 2008. The prices in the table have been adjusted to reflect that split.

12	Principal Protected Notes

The following graph illustrates the historical performance of the Fund Shares based on the Closing Price thereof on each Trading Day from January 2, 2004 through November 20, 2008. Past movements of the Fund Shares are not indicative of future Fund Share prices.

ILF Daily Closing Prices

A five-for-one stock split of the Fund Shares became effective on July 24, 2008. The prices in the graph have been adjusted to reflect that split.

On November 20, 2008, the Closing Price of the Fund Shares was $19.65.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing or sale of the Notes.

Hypothetical Contingent Coupon Amounts
The Contingent Coupon Amount, if any, will depend on the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date. If applicable, it will be based either on the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date to the related Contingent Coupon Determination Date or the fixed return, as applicable.

Because the Closing Price of the Fund Shares may be subject to significant variations during each Contingent Coupon Period, it is not possible to present a chart or table illustrating a complete range of possible Contingent Coupon Amounts. The examples of hypothetical Contingent Coupon Amounts set forth below are intended to illustrate the effect of different Ending Prices of the Fund Shares on the return on the Notes for each Contingent Coupon Period, which depends on whether the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price or greater than 125% of the applicable

Principal Protected Notes	13

Starting Price. All of the hypothetical examples assume an investment in the Notes of $10, that the applicable Starting Price is $25, that the threshold for determining whether holders will receive a return based on the Fund Percentage Change or the fixed return is 125%, that 125% of the applicable Starting Price is $31.25, that the fixed return is 3%, that the term of the Contingent Coupon Period is one year and that an investment is made on the initial Issue Date and held to the Contingent Coupon Payment Date.

As demonstrated by the examples below, if the hypothetical Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to $31.25, the return will be equal to the Fund Percentage Change, and so long as the hypothetical applicable Ending Price is greater than the hypothetical applicable Starting Price, the Contingent Coupon Amount will be greater than $0 per Note. If, however, the hypothetical Closing Price of the Fund Shares on any Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is greater than $31.25, the Contingent Coupon Amount will be equal to the fixed return, regardless of whether the hypothetical applicable Ending Price is greater than or less than the hypothetical applicable Starting Price. The Hypothetical Annual Returns provided in the examples are only relevant to the applicable Contingent Coupon Period. A Hypothetical Annual Return for one Contingent Coupon Period is no indication of such return for a subsequent Contingent Coupon Period.

		Scenario I:		Scenario II:
		All Closing Prices Are Less Than		One or More Closing Prices Are
		or Equal to $31.25		Greater Than $31.25

Hypothetical
Applicable	Hypothetical	Hypothetical	Hypothetical	Hypothetical	Hypothetical
Ending Price of the	Fund Percentage	Annual	Contingent Coupon	Annual	Contingent Coupon
Fund Shares	Change	Return	Amount	Return	Amount

12.50	−50.00%	0.00%	$0.00	3.00%	$0.30

13.75	−45.00%	0.00%	$0.00	3.00%	$0.30

15.00	−40.00%	0.00%	$0.00	3.00%	$0.30

16.25	−35.00%	0.00%	$0.00	3.00%	$0.30

17.50	−30.00%	0.00%	$0.00	3.00%	$0.30

18.75	−25.00%	0.00%	$0.00	3.00%	$0.30

20.00	−20.00%	0.00%	$0.00	3.00%	$0.30

21.25	−15.00%	0.00%	$0.00	3.00%	$0.30

22.50	−10.00%	0.00%	$0.00	3.00%	$0.30

23.75	−5.00%	0.00%	$0.00	3.00%	$0.30

25.00	0.00%	0.00%	$0.00	3.00%	$0.30

26.25	5.00%	5.00%	$0.50	3.00%	$0.30

27.50	10.00%	10.00%	$1.00	3.00%	$0.30

28.75	15.00%	15.00%	$1.50	3.00%	$0.30

30.00	20.00%	20.00%	$2.00	3.00%	$0.30

31.25	25.00%	25.00%	$2.50	3.00%	$0.30

32.50	30.00%	N/A	N/A	3.00%	$0.30

33.75	35.00%	N/A	N/A	3.00%	$0.30

35.00	40.00%	N/A	N/A	3.00%	$0.30

36.25	45.00%	N/A	N/A	3.00%	$0.30

37.50	50.00%	N/A	N/A	3.00%	$0.30

The examples are for purposes of illustration only. The actual Contingent Coupon Amount, if any, for each Contingent Coupon Period will depend on the actual Closing Prices, the actual applicable Starting Price, the actual applicable Ending Price and the actual threshold for determining whether holders will receive a return based on the Fund Percentage Change or the fixed return, the actual fixed return and other relevant parameters.

14	Principal Protected Notes

Hypothetical Total Return on the Notes
The total return on the Notes, if any, will depend on the Contingent Coupon Amount for each of the three Contingent Coupon Periods during the term of the Notes. Each Contingent Coupon Amount will depend on the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date and will be based either on the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date to the related Contingent Coupon Determination Date or the fixed return, as applicable. Because the Closing Price of the Fund Shares may be subject to significant variations during each Contingent Coupon Period, it is not possible to present graphs illustrating a complete range of possible total returns on the Notes. The examples of hypothetical total returns on the Notes set forth below are intended to illustrate the effect of different Contingent Coupon Amounts on the total return on the Notes, which depends on whether the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price or greater than 125% of the applicable Starting Price. All of the hypothetical examples below assume an investment in the Notes of $10; that the threshold for determining whether holders will receive a return based on the Fund Percentage Change or the fixed return is 125% of the applicable Starting Price on the applicable Fixing Date; that the fixed return is 3%; that the term of the Notes is three years and that an investment is made on the initial Issue Date and held to the Maturity Date. Additionally, the Total Return provided in the examples below does not take into account dividend payments, if any, on the Fund Shares and their effect on the Fund Shares Total Return over the term of the Notes.

Example 1

During the first Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the

Principal Protected Notes	15

Fund Shares is greater than the applicable Starting Price and the Fund Percentage Change is 11.00%.

First Contingent Coupon Amount:	$10 x 11.00% = $1.100 per Note
Annual Return on the Notes:	11.00% per annum

During the second Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is less than the applicable Starting Price and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is −19.82%. However, because the Fund Percentage Change cannot be negative, the Fund Percentage Change will be 0%.

Second Contingent Coupon Amount:	$10 x 0% = $0.000 per Note
Annual Return on the Notes:	0.00% per annum

During the third Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is greater than the applicable Starting Price and the Fund Percentage Change is 5.62%.

Third Contingent Coupon Amount:	$10 x 5.62% = $0.562 per Note
Annual Return on the Notes:	5.62% per annum

Total Contingent Coupon Amounts:	$1.100 + $0.000 + $0.562 = $1.662 per Note
Total Return on the Notes:	16.62% (approximately 5.54% per annum on a simple interest basis)
Total Return on the Fund Shares:	−6.00% (approximately −2.00% per annum on a simple interest basis)

16	Principal Protected Notes

Example 2

During the first Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is less than the applicable Starting Price and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is −12.00%. However, because the Fund Percentage Change cannot be negative, the Fund Percentage Change will be 0%.

First Contingent Coupon Amount:	$10 x 0% = $0.000 per Note
Annual Return on the Notes:	0.00% per annum

During the second Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is less than the applicable Starting Price and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is −18.18%. However, because the Fund Percentage Change cannot be negative, the Fund Percentage Change will be 0%.

Second Contingent Coupon Amount:	$10 x 0% = $0.000 per Note
Annual Return on the Notes:	0.00% per annum

During the third Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund

Principal Protected Notes	17

Shares is less than the applicable Starting Price and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is −22.22%. However, because the Fund Percentage Change cannot be negative, the Fund Percentage Change will be 0%.

Third Contingent Coupon Amount:	$10 x 0% = $0.000 per Note
Annual Return on the Notes:	0.00% per annum

Total Contingent Coupon Amounts:	$0.000 + $0.000 + $0.000 = $0.000 per Note
Total Return on the Notes:	0.00% (approximately 0.00% per annum on a simple interest basis)
Total Return on the Fund Shares:	−44.00% (approximately −14.67% per annum on a simple interest basis)

Example 3

During the first Contingent Coupon Period, the Closing Price of the Fund Shares on at least one Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is greater than 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is greater than the applicable Starting Price and the Fund Percentage Change is 32.00%. In this case, the Contingent Coupon Amount is not based on the Fund Percentage Change but is limited to the fixed return of 3.00%.

First Contingent Coupon Amount:	$10 x 3.00% = $0.300 per Note
Annual Return on the Notes:	3.00% per annum

During the second Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related

18	Principal Protected Notes

Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date the Closing Price of the Fund Shares is less than the applicable Starting Price and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is −12.12%. However, because the Fund Percentage Change cannot be negative, the Fund Percentage Change will be 0%.

Second Contingent Coupon Amount:	$10 x 0% = $0.000 per Note
Annual Return on the Notes:	0.00% per annum

During the third Contingent Coupon Period, the Closing Price of the Fund Shares on every Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is less than or equal to 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date the Closing Price of the Fund Shares is greater than the applicable Starting Price and the Fund Percentage Change is 3.45%.

Third Contingent Coupon Amount:	$10 × 3.45% = $0.345 per Note
Annual Return on the Notes:	3.45% per annum

Total Contingent Coupon Amounts:	$0.300 + $0.000 + $0.345 = $0.645 per Note
Total Return on the Notes:	6.45% (approximately 2.15% per annum on a simple interest basis)
Total Return on the Fund Shares:	20.00% (approximately 6.67% per annum on a simple interest basis)

Example 4

Principal Protected Notes	19

During the first Contingent Coupon Period, the Closing Price of the Fund Shares on at least one Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is greater than 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is greater than the applicable Starting Price and the Fund Percentage Change is 32.00%. In this case, the Contingent Coupon Amount is not based on the Fund Percentage Change but is limited to the fixed return of 3.00%.

First Contingent Coupon Amount:	$10 x 3.00% = $0.300 per Note
Annual Return on the Notes:	3.00% per annum

During the second Contingent Coupon Period, the Closing Price of the Fund Shares on at least one Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is greater than 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is greater than the applicable Starting Price and the Fund Percentage Change is 9.00%. In this case, the Contingent Coupon Amount is not based on the Fund Percentage Change but is limited to the fixed return of 3.00%.

Second Contingent Coupon Amount:	$10 × 3.00% = $0.300 per Note
Annual Return on the Notes:	3.00% per annum

During the third Contingent Coupon Period, the Closing Price of the Fund Shares on at least one Trading Day from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is greater than 125% of the applicable Starting Price, and on the related Contingent Coupon Determination Date, the Closing Price of the Fund Shares is less than the applicable Starting Price and the percentage change in the Closing Price of the Fund Shares from the applicable Fixing Date up to and including the related Contingent Coupon Determination Date is −20.77%. In this case, the Contingent Coupon Amount is not based on the Fund Percentage Change, which would be 0.00%, but is based on the fixed return of 3.00%.

Third Contingent Coupon Amount:	$10 × 3.00% = $0.300 per Note
Annual Return on the Notes:	3.00% per annum

Total Contingent Coupon Amounts:	$0.300 + $0.300 + $0.300 = $0.900 per Note
Total Return on the Notes:	9.00% (approximately 3.00% per annum on a simple interest basis)
Total Return on the Fund Shares:	14.00% (approximately 4.67% per annum on a simple interest basis)

The examples are for purposes of illustration only. The actual total return on the Notes, if any, will depend on the actual Contingent Coupon Amount payable on each Contingent Coupon Payment Date.

20	Principal Protected Notes

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets. Investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement for additional information relating to U.S. federal income tax and to their tax advisors to determine tax consequences particular to their situation.

£	Amounts received as contingent coupons on the Notes will be taxable to a U.S. holder as ordinary interest at the time such payments are accrued or received.

£	Any gain or loss upon the sale or disposition of the Note will be capital gain or loss equal to the difference between the amount realized on the sale or disposition and the U.S. holder’s tax basis in such Note. Such gain or loss will be long-term capital gain or loss if the holder has held the Note for more than one year at the time of disposition.

In the case of a holder of the Notes that is not a U.S. person, all payments made with respect to the Notes, if any, and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8BEN or substitute form), and such payments or gain are not effectively connected with a U.S. trade or business of such holder, and such gain is not realized by an individual that is present in the United States for 183 days or more in the taxable year of the sale or disposition.

You should refer to the pricing supplement for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Principal Protected Notes	21

Additional Considerations
If the Closing Price of the Fund Shares is not available on the related Contingent Coupon Determination Date or on any other relevant Trading Day, the Calculation Agent may determine the relevant Closing Price in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Fund or the S&P Latin America 40 Index is discontinued, the Calculation Agent may determine the relevant Closing Price by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the S&P Latin America 40 Index prior to any such discontinuance. You should refer to the sections “Description of the Notes—Contingent Coupon Amount,” “—Delisting or Suspension of Trading in the Fund Shares; Termination of the iShares® S&P Latin America 40 Index Fund” and “—Alteration of Method of Calculation” in the related pricing supplement for more information. Additionally, the Starting Price for any Contingent Coupon Period will be subject to adjustment from time to time in certain situations. You should refer to “Description of the Notes—Dilution Adjustments” in the pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Equity First a family of intelligent investments Equity
First a family of intelligent investments Equity First a
family of intelligent investments Equity First a family
of intelligent investments Equity First a family of inte
lligent investments Equity First a family of intelligent
investments Equity First a family of intelligent invest
ments Equity First a family of intelligent investments
Equity First a family of intelligent investments Equity
First a family of intelligent investments Equity First a
family of intelligent investments Equity First a family of
intelligent investments Equity First a family of intellig
ent investments Equity First a family of intelligent inv
estments Equity First a family of intelligent invest
ments Equity First a family of intelligent investme
nts Equity First a family of intelligent investments
Equity First a family of intelligent investments Equi
ty First a family of intelligent investments Equity Fi
rst a family of intelligent investments Equity First a
family of intelligent investments Equity First a fami
ly of intelligent investments Equity First a family of
intelligent investments Equity First a family of intel

© 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.